Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-254889
Preliminary Prospectus dated March 31, 2021

TMG: TROIKA MEDIA GROUP

Investor Presentation
April 2021

This free writing prospectus relates to the proposed public offering of common stock of Troika Media, Inc. (the "Company") which is being registered on a Registration Statement on Form S-1 (No. 3 333-254889) (the "Registration Statement"). This free writing prospectus should be read together with the preliminary prospectus dated March 31, 2021, included in that Registration Statement, which can be accessed through the following link:

Troika Media Group Form S-1

Before you invest, you should read the preliminary prospectus in that registration statement (including the risk factors described therein) and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by emailing: info@kingswoodCM.com

Forward-looking statement

This presentation contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements regarding future events, potential acquisitions, developments, future performance, as well as management's expectations, beliefs, intentions, plans, estimates or projections relating to the future are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties, some of which are outlined below. Any statements in this release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, those relating to the successful branding of our Troika /Mission label, the continued growth, the completion of any potential mergers or acquisitions, market acceptance of our existing and future products and services, the ability to reduce costs and achieve a sustainable profitable business, to create new products and services, growth in our revenue, the successful entry into new markets, Troika's ability to raise capital to fund continuing operations, the ability to attract additional investors and increase shareholder value, the effect of economic conditions, the ability to protect its intellectual property rights, and the ability to comply with exchange listing standards for an uplisting, competition from other providers and products, the merged entity's ability to establish and maintain strategic relationships, including the risk that key customer contracts may be terminated before their full term in view of the recent merger, and other factors to be made in its future Securities and Exchange Commission filings available through the web site maintained by the Securities and Exchange Commission at www.sec.gov. Troika undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made except as required by law.

Offering Summary

Issuer:	Troika Media Group
Proposed Tickers / Exchange:	TRKA / Nasdaq Capital Market
Offering Type:	Initial Public Offering
Securities Issued:	Common Stock and Warrants
Gross Offering Proceeds:	$15,000,000
Estimated Offering Price:	$4.50 per share of common stock
Over-allotment option:	15%
Warrant Coverage (%):	100%
Warrant Strike Price (%)	120% of offering price
Anticipated Use of Proceeds:	Acquisitions, general corporate purposes and debt repayment
Sole Bookrunner	Kingswood Capital Markets, division of Benchmark Investments, Inc.
Expected Close:	Mid-April 2021

Profile

- Global end-to-end branding & advertising solution
- Blue-chip clients with longevity
- Corporate headquarters in Los Angeles, with offices in New York, New Jersey, and London
- Approx. 100 employees
- Capabilities: Branding, Advertising, Data Analytics, Performance Media, Research & Insights, Content, PR, Social, Partnerships, Mobile
- Categories: Entertainment & Media, Sports, Fashion, Gaming/eSports, Consumer Goods, Pharmaceutical/Healthcare, Telco, Tech, Leisure & Entertainment

In accordance with TMG's vision of bringing together data science and creative marketing, the use of proceeds will include a key strategic acquisition to further enhance the company's digital capabilities.

Global reach


New York


Los Angeles


London

An end-to-end brand solutions company

TMG is a global consultancy and consumer engagement group offering integrated branding, communication, media, data and analytics solutions that drive business performance and create enterprise value in today's rapidly evolving consumer-first marketplace.

We are transforming how brands drive customer engagement, conversion, loyalty and lifetime value.

We build equity

TROIKA

Brand consultancy and creative studio group that believes brands are a business' most valuable asset and that the most enduring brands create a deep emotional connection with their audience.

We engage consumers

mission

Communications group that engages consumers through advertising, immersive experience, content, PR, social media and partnerships that connect brands, audiences and culture.

We optimize results

TROIKA Digital

Data intelligence and performance media team responsible for analyzing and executing on the most measurable touch points and KPI's of the consumer/brand journey.

Driving business results through integrated data & analytics

BRAND VALUE CHAIN


RESEARCH & INSIGHTS
BRANDING
CONSUMER ENGAGEMENT
AMPLIFICATION

INTEGRATED AUDIENCE DATA, TECHNOLOGY AND RESEARCH

From big data analysis to focus groups, audience information and insights inform everything we do.

BUILDING BRAND EQUITY

Smart brand development that drives enterprise value by activating business goals, aligning employees, and building customer loyalty advocacy and lifetime value.

DRIVING BRAND PREFORMANCE

Optimized consumer marketing and advertising with informed hyper-targeted and personalized creative for highly meaningful engagements.

Our clients

Fashion	Beverage	Products	Telco & Tech	Entertainment & Media			Sports		Gaming & eSports	Arts & Leisure
TIFFANY & CO.	PERONI	amazon	verizon digital media services	NETFLIX	hulu	Disney	PGA TOUR	ESPN	EA SPORTS	TOPGOLF
VICTORIA'S SECRET	BELVEDERE VODKA	PELOTON		WB	abc	SONY	UFC	yahoo!sports	RIOT GAMES	LACMA
COACH	Veuve Clicquot	PIRELLI		Spotify	STARZ	FOX	CBS SPORTS	HBO SPORTS	VENN	CSO
NORDSTROM rack	KRUG CHAMPAGNE	wayfair	COMCAST	prime video	CW	MOTORTREND	NEW YORK RANGERS	mlbam	CRACKLE	PECHANGA RESORT CASINO
St. Ives	MOËT & CHANDON CHAMPAGNE	Allergan	Time Warner Cable / Spectrum	CNN	VIACOM	Turner	FLOSPORTS	BTN BIG TEN NETWORK	UBISOFT	sundance CINEMAS

TMG Client Longevity


2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
ABC
SCRIPPS
ESPN
FOX / FX
TURNER
THE CW
NBC UNIVERSAL
GOLF CHANNEL/NBC
AT&T / DIRECTV
STARZ
SPECTRUM / TIME WARNER CABLE
A+E NETWORKS
MSG / CABLEVISION
DISCOVERY COMMUNICATIONS
AMAZON
AMC NETWORKS
HBO SPORTS
LVMH
MOËT
HENNESSY
VEUVE CLICQUOT
KRUG
CAMPAIGN FOR WOOL
VICTORIA'S SECRET
RATHFINNY
AMAZON FASHION
J.CREW
CBS SPORTS
UFC
SONY
TIFFANY UK: RETAINER
PGA TOUR
EA SPORTS
TOPGOLF
JUST EAT
TIFFANY EMEA
CAPCO
VERIZON MEDIA GROUP

TMG

Driving brand equity

Our Rebrands Have Contributed to Billions of Dollars in Value.

Turner

Rebrand

Sold to AT&T for
$85.4B

STARZ

Rebrand

Sold Lionsgate for
$4.4B

UFC

Rebrand

Sold to WME-IMGfor
$4B

AT&T SPORTSNET

New Brand Launch

Following DirecTV acquisition
$48.5B

corus.

Corus + Shaw Rebrand

Following Shaw acquisition
$2.65B

CANADA GOOSE

CEO Brand Workshop

Preceding IPO Raise
$255M

Culture connected

We map brands into culture.


PIRELLI




J.Crew


Spotify
PAT McGRATH LABS


SONY


TIFFANY & CO.


Annabel's


PUMA

Customer/fan journey

We drive performance throughout the customer/brand journey though data science.


Waking Up
Workout
Checking the score
Relaxing after work
Pre-Game
In-Game
After the Game

Performance

We drive ROI.

PPC

Our proprietary algorithm allows you to scale campaigns across all major search-based platforms (Google, Bing, Yahoo, Amazon, etc) in a timely, efficient and profitable way.

SOCIAL

Our award winning writers and content developers create the most compelling brand content to maximise impact across impact across platforms.

NATIVE/PROGRAMMATIC

We serve the right content to the right audience at the right time. By integrating a native marketing strategy, we enable brands to optimize engagement with potential and existing customers and fans.

ANALYTICS

By utilizing our custom reporting platform, you will gain real time insights and actionable intelligence to better engage customers and fans.

Financial Highlights[1,2]

Key Metric	2018	2019	2020
Revenue			
Troika Design & Services/Digital	$8.6	$9.5	$7.3
Mission UK	-	15.7	8.7
Mission US	-	15.6	8.7
Revenue	**8.6**	**40.8**	**24.6**
Gross Proft			
Troika Design & Services/Digital	2.5	3.4	3.9
Mission UK	-	6.5	4.9
Mission US	-	7.6	4.2
Corporate	-	(0.0)	(0.0)
Gross Profit	**2.5**	**17.6**	**13.0**
Gross Margin	*29.0%*	*43.1%*	*52.7%*
EBITDA			
Troika Design & Services/Digital	(3.9)	(1.9)	(2.0)
Mission UK		(0.6)	(1.4)
Mission US	-	(1.7)	(1.0)
Corporate	(7.3)	(8.1)	(7.7)
EBITDA	**(11.2)**	**(12.3)**	**(12.1)**
Net Income			
Troika Design & Services/Digital	(4.4)	(2.5)	(2.9)
Mission UK	-	(1.4)	(3.2)
Mission US		(8.0)	(6.2)
Corporate	(7.3)	5.0	(2.3)
Net Income	**(11.8)**	**(6.9)**	**(14.4)**

1 Mission UK & US acquired on June 29, 2018

2 Fiscal year ending 6/30

Leadership

Robert B. Machinist – Chairman & Chief Executive Officer, TMG

Robert B. Machinist has extensive experience both as a principal investor/operator in a broad range of businesses as well as an owner-operator of diversified investment banking operations. He is currently the CEO of Troika Media Group and is also Vice Chairman of Pyrolyx A.G. (S26.DU), the first environmentally friendly and sustainable method of recovering high-grade carbon black from end-of-life-tires. Most recently he has been Chairman and an original founding Board member of CIFC Corp. (Nasdaq: CIFC), a publicly listed credit manager with over $14.0 Billion of assets under management, which was sold in December of 2016. In addition, he has been Chairman, Board of Advisors of MESA, a merchant bank specializing in media and entertainment industry transactions, which was sold to Houlihan Lokey in 2016. He has also been a partner of Columbus Nova, a leading private investment fund. He runs a private family investment company whose activities range from The Collectors Car Garage to a number of real estate development businesses.

Chris Broderick – Chief Operating Officer & Acting Chief Financial Officer

Christopher Broderick was elected Chief Operating Officer and a Director of the Company on March 27, 2015 and President on July 8, 2016. He resigned from all positions on October 21, 2016. He was reelected Chief Operating Officer and Interim Chief Financial Officer on July 11, 2017. He had served as Chief Operating Officer of SPHC since October 17, 2012. Mr. Broderick has 30 years of experience in the telecommunications industry and is responsible for the Company's domestic network operations of wired and wireless topologies, supporting voice, data, internet products and services. He was also the operational leader for the development and build-out of SPHC's continued network expansion. Prior to joining SPHC Mr. Broderick served as Senior Director of Business Client Services for FairPoint Communications from 2008 to 2011. Mr. Broderick was responsible for Retail Business segment, outside sales support, billing, and SMB sales across Northern New England. Previously, Mr. Broderick served as Chief Operating Officer and Vice President of Operations at IntelliSpace and Wave2Wave from February 2000 to January 2008. Mr. Broderick was responsible for the design, implementation and day-to-day U.S. and U.K. operations of the company.

Mr. Broderick spent the majority of his career at New York Telephone, NYNEX, and Bell Atlantic where he was highly successful in the management of all facets of the telephone company's Field Operations, Central Offices and outside plant facilities in New York City business districts. He also led sales and support "mega" call-center operations, for complex business accounts. In addition to his technical background, Mr. Broderick has an extensive education in quality process management, systems efficiency and design. He has utilized his extensive background to help build SPHC into one of the most reliable "Converged Networks" in the USA. The Company determined that Mr. Broderick's 30 years of particular knowledge and experience in the telecommunications industry, and his position with SPHC, strengthens the Board's collective qualifications, skills and experience.

Mike Tenore - General Counsel, TMG

Michael Tenore was first elected General Counsel, and Vice President of Regulatory Affairs for the Company in March 2015. In July 2017, Mr. Tenore was elected Corporate Secretary. Prior to joining the Company in March 2015 upon the merger with SPHC, he held various legal and regulatory positions, including General Counsel, at RNK, Inc. a regional telecommunications carrier. Mr. Tenore is a member of the adjunct staff of Suffolk University Law School and belongs to the Federal Communications Bar Association and the Association of Corporate Counsel. Mr. Tenore received his B.A. in Communications from Emerson College and his J.D. from Suffolk University Law School both degrees with Latin Honors. Mr. Tenore has been on the Board of Directors for youth hockey and charitable organizations for the past 10 years.

Kevin Dundas - Global CEO, Mission

Kevin Dundas was elected Chief Executive Officer of Mission in September 2017 and has been employed by Mission since that time. Mr. Dundas has over twenty years' experience in advertising in both strategic planning roles and general management, including global experience with extensive periods spent in the United States and Europe. Mr. Dundas has ten years' experience in Interim CEO roles in both restructuring of established organizations and clean sheet startups. Previously, Mr. Dundas has held various roles at Saatchi & Saatchi (1999 - 2006) and with FCB Advertising, San Francisco, USA (1995 - 1999).Named one of Time Magazine's World Beaters in Global business, 2005 and named one of Debrett's 500 most influential people in the UK, 2014, he has been recognized with several awards, including Saatchi & Saatchi Cannes Agency of the year 2004, FCB USA Agency of the year 2002, BAFTA for Fosters Lager and an EMMY for Levi's Strauss & Co.

Daniel Pappalardo - President & Founder, Troika

Daniel Pappalardo is president of Troika, TMG's Los Angeles-based group focused on end-to-end brand consultancy and creative marketing services. He founded Troika in 2001 and was the Chief Executive Officer. A world-renowned branding agency in the entertainment, media and sports industries, Troika's global clients include Oath, Netflix, AT&T, Amazon Prime, Apple, PGA Tour, ESPN, Disney, Turner, Warner Bros., ABC, FOX, CBS, NBC, The CW, HBO, Starz and CNN. Throughout his 30-year career, Mr. Pappalardo has been an award-winning designer and creative director, businessman, and industry leader. He holds a BFA in Communications from Rochester Institute of Technology.

Matt Craig - Financial Consultant, TMG

Matthew Craig, CPA was elected Chief Financial Officer on January 9, 2019. Matthew is an executive with 16 years finance experience, 13 of which were spent in the media/ entertainment industry. Prior to joining Troika, Matthew was North American CFO of TLA Worldwide which was publicly traded sports & entertainment agency. Prior to TLA, Matthew worked for two years at Walt Disney Studios as Director of Analysis & Accounting overseeing their live events group which included primarily their theatre production business. Previously Matthew was also Director of Finance & Controller for ten years at the leading sports and entertainment agency, Endeavor (formerly International Management Group ("IMG")). In his role at IMG, Matthew Craig supervised the reporting of all North American Media properties including entertainment, archive, digital, licensing, consulting, international distribution, post production facilities and various acquisitions.

Appendix

TMG TROIKA MEDIA GROUP

Investor Inquiries
Mike Tenore, TMG
mtenore@troikamedia.com
1-508-740-2220

Troika has been a part of the biggest stories in sports and entertainment



hulu
SC
DIMES
50
SUPER BOWL
CBS
RAIDERS
CBS NEWS
2020
AMERICA DECIDES
NFL
LIVE ON
YAHOO! SPORTS
WATCH SUPER BOWL LII
LIVE THIS SUNDAY
FREE ON THE YAHOO SPORTS MOBILE APP
PATRIOTS
NFL
Rams
ESPN
COLLEGE BASKETBALL
UFC 189
ALDO vs
McGREGO
CNN go there
#1 FANTASY FOOTBALL APP
YAHOO! SPORTS
FANTASY FOOTBALL
PLAY NOW
HBO
THURSDAY NIGHT FOOTBALL
PGA TOUR
LIVE UNDER PAR
EA SPORTS

UFC

From Underdog to Mainstream

We rebranded an outlier sports league for mainstream audiences and fans, helping transform it into a global powerhouse and leading to a $4 Billion sale to Endeavor.

- consumer research
- brand strategy
- visual identity system
- event broadcast package
- marketing & promo toolkit
- seasonal campaign tagline
- PPV advertising
- Fight Pass acquisition advertising strategy and campaign
- e-commerce advertising



CONOR
McGREGOR
ROUSEY
CORREIA
CHRIS
UFC
FIGHT NIGHT

Repositioning CNN for the Changing News Landscape

A complete repositioning of CNN to align with a new era of news consumption, moving the organization from on-air breaking news to mobile breaking news and on-air feature stories. Our comprehensive global rebrand included:

- brand workshops
- brand strategy
- brand communication
- brand guidelines
- brand film
- logo design
- brand identity
- consumer advertising
- B2B presentation content


CNN go there


CNN
Home
CNN go there
Prosecutor grills Oscar Pistorius


where
Morgan Spurlock
goes to tell
the inside story
CNN go there


where
Dr. Sanjay Gupta
goes to tell
your story
CNN go there

hulu

Bringing Hulu Back to Its Roots as the Leading TV Disrupter

We reignited a stale Hulu brand and reversed negative social chatter surrounding advertising fatigue with a positive brand story, irreverent TV humor and a fresh look in an omni-channel campaign to reclaim Hulu as the ultimate TV destination.

- market research
- brand strategy
- communication strategy
- tagline
- brand design
- 360 advertising campaign
- ad templates


FALL TV
IS HERE
hulu
hulu FOR THE LOVE OF TV
WATCH VIDEO
Casual
NOW STREAMING

Updating the Sport of Golf

As roster brand and advertising agency for the PGA Tour, we repositioned the brand to attract new generations of fans with a new brand strategy, campaign, fresh visual identity and ongoing advertising support that is orchestrated with the emotional arc of the Tour.

- **brand strategy**
- **tagline**
- **visual identity system**
- **image campaign**
- **digital campaigns**
- **digital marketing toolkit**
- **key art**
- **fan engagement**
- **live event activations**
- **B2B sales tools**


PGA TOUR
LIVE UNDER PAR
INSPIRATION LIVES ON BOTH SIDES OF THE ROPES.
ULTIMATE AUGUST
YOU DON'T HAVE TO HAVE A CLUB IN YOUR HAND TO LIVE UNDER PAR
Hook 'em!

Groundbreaking In-Stadium Fan Experience

We designed the strategic blueprint and graphics system for "The Oculus", the world's first 360-degree double-sided stadium video board at the new SoFi Stadium for the Los Angeles Rams.

- blueprinting
- animation sequencing
- design system
- motion theory
- information design
- innovative storytelling
- media day set design
- fan rituals
- energy mapping
- stadium takeovers
- digital toolkits
- sponsorship integration


Drive Chart
Plays 12
Time 9:32
Yards 63
Pass 6
Rush 6
Pen 2
D.Henderson rush up the middle no gain
2nd & 5
DONALD
JARED
GO

SoFi

Making the Most of a Name

Following the world's largest stadium naming rights deal, we brought awareness of the SoFi brand to sports fans utilizing the screens throughout the stadium, including the innovative 360-degree double-sided "Oculus" video board, along with coordinated TV spots, and a massive display screens on the stadium's hi-tech exterior roof.

- brand strategy
- energy mapping
- visual identity system
- in-stadium activation
- main board storytelling
- ribbon board animations
- image campaign
- copywriting
- storyboards
- scripts
- TV ad spots



SoFi
Save
all in one app.
Earn
all in one app.
SoFi Stadium


ACCN
ESPN

SEC
ESPN
NETWORK

PAC
12

B1G

SC

PELOTON

YAHOO!
SPORTS

Wynn
RESORTS

Riot
GAMES

Thank You.

TMG TROIKA MEDIA GROUP

Investor Inquiries
Mike Tenore, TMG
mtenore@troikamedia.com
1-508-740-2220